Exhibit 10.1
ASSET PURCHASE AGREEMENT
DATED AS OF FEBRUARY 28, 2006
BY AND AMONG
TRANSCAT, INC.
N.W. CALIBRATION INSPECTION, INC.,
NEWMAN MAURER
AND
WALT MAURER

ASSET PURCHASE AGREEMENT
     THIS AGREEMENT, dated February 28, 2006 is made by and among Transcat, Inc., an Ohio corporation (“Buyer”), N.W. Calibration Inspection, Inc., an Indiana Corporation (“Seller”), Newman Maurer and Walt Maurer (together, the “Shareholders”).
     WHEREAS, Seller is engaged in the business of providing calibration and inspection services;
     WHEREAS, the Shareholders own all of the outstanding shares of capital stock of Seller; and
     WHEREAS, Seller desires to sell, and Buyer desires to purchase the fixed and intangible assets of Seller on the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE I. DEFINITIONS
     Section 1.1 Definitions. In addition to the other terms defined elsewhere herein, the following terms will have the following meanings when used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement:
     “Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules hereto.
     “Assets” has the meaning given that term in Section 2.1.
     “Assumed Contracts” has the meaning given that term in Section 2.1(b)
     “Assumed Liabilities” has the meaning given that term in Section 2.3
     “Benefit Arrangement” has the meaning given that term in Section 3.15.
     “Business” means the business of precision calibration, inspection and training engaged in by Seller.
     “Buyer” means Transcat, Inc., an Ohio corporation.
     “Buyer Claim” has the meaning given that term in Section 6.5.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law, together with all regulations and proposed regulations promulgated thereunder.

     “Closing” means the closing of the purchase and sale hereunder.
     “Closing Date” has the meaning given that term in Section 8.1.
     “Closing Consideration” has the meaning given that term in Section 2.4.
     “Code” means the Internal Revenue Code of 1986, as amended, and all Treasury regulations promulgated thereunder.
     “Contracts” means and includes all contracts, subcontracts, agreements, leases, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments of lease and rights, guarantees, licenses, franchises, permits, purchase orders, arrangements, transactions, commitments, undertakings and understandings of every kind, written or oral.
     “Damages” means out of pocket costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, in each case after taking into account any related tax benefits and insurance proceeds received by the indemnified Person. The term “Damages” is not limited to matters asserted by third parties against an indemnified Person, but includes Damages incurred or sustained by an indemnified Person in the absence of third party claims. Notwithstanding the foregoing, the term “Damages” will not include indirect, special, incidental or consequential damages.
     “Direct Claim” has the meaning given that term in Section 6.3(c).
     “Earn Out Agreement” means the agreement, in the form attached hereto as Exhibit A, setting forth the terms upon which the Earn Out Consideration shall be paid, if at all, to Newman Maurer and Walt Maurer following the Closing.
     “Earn Out Consideration” has the meaning given that term in Section 2.4.
     “Employment Laws” has the meaning given that term in Section 3.14.
     “Encumbrances” means liens (including deed of trust liens, mechanic’s or materialmen’s liens and judgment liens), charges, encumbrances, security interests, options, judgments or any other restrictions or third party rights.
     “Environmental Law” means, collectively, all federal, state and local statutes, common law, authorizations, regulations, ordinances, codes, published guidelines and policies, directives, judgments, injunctions, decrees and orders (including all amendments thereto) pertaining to environmental matters including but not limited to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) air, indoor air, noise, employee exposure, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation, or threat of injury to persons or property relating to any Hazardous Substance.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person that is a member of “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Seller, as defined in Section 414 of the Code.
     “Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals of any Governmental Entity required under any Law to carry on the Business as currently conducted or anticipated in the ordinary course.
     “Governmental Entity” means any local, state, federal or other government (including each of their respective branches, departments, agencies, courts, instrumentalities or other subdivisions) and any quasi-regulatory Person or body (e.g. NASD).
     “Hazardous Substance” means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar items are defined under any Environmental Law; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (d) radon; (e) any other hazardous, explosive, flammable, infectious, carcinogenic, mutagenic, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (h) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.
     “Indemnified Party” has the meaning given that term in Section 6.3(a).
     “Indemnifying Party” has the meaning given that term in Section 6.3(a).
     “Intellectual Property” means patents, inventions, trade secrets, concepts, know-how, inventions, discoveries, disclosures, copyrights (whether registered or unregistered), works of authorship, trademarks (whether registered or unregistered), service marks (whether registered or unregistered), mask works, trade names, trade dress, product names, slogans, logos and Internet domain names, including registrations and applications for any of the foregoing, software, firmware, object code, source code, specifications, processes, drawings, designs, technology, methods, techniques, formulae, work papers, and proprietary information and documents incorporating any similar rights.
     “Law” means any applicable law (including common law), statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or judicial or administrative doctrine that is promulgated or issued by any Governmental Entity.

     “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, whether or not required to be reported under GAAP), including any liability for taxes.
     “Permitted Encumbrances” means such liens or encumbrances, if any, as Buyer may expressly permit in writing prior to the Closing; provided, however, that in no event shall liens or encumbrances arising out of any capital debt or other long-term liabilities of Seller or any tax liens or encumbrances be Permitted Encumbrances.
     “Person” means and includes any individual, partnership, corporation, trust, limited liability company, unincorporated organization or other entity, and any government or governmental authority, agency or political subdivision thereof.
     “Purchase Price” means the aggregate purchase price to be paid for the Assets, as set forth in Section 2.4.
     “Seller” means N.W. Calibration Inspection, Inc. an Indiana corporation.
     “Settlement Amount” has the meaning given that term in Section 6.5.
     “Shareholders” mean Newman Maurer, an individual with a residence at 1728 East 800 South, Columbia City, Indiana 46725, and Walt Maurer, an individual with a residence at 10009 West Palo Verde Drive, Fort Wayne, Indiana 46825.
     “Subsidiary” means with respect to any party, any other Person of which such party, directly or indirectly, owns an amount of voting securities, or possesses other ownership interests, which voting securities or other ownership interests have the power, directly or indirectly, to elect a majority of the board of directors or other primary governing body thereof.
     “Work In Process” shall mean all unbilled or unfulfilled orders for services by the Seller for which Seller has or can demonstrate and quantify invested cost prior to the Closing for services initiated for a customer.
     Section 1.2 Other Definitional Provisions.
     (a) Unless the context requires otherwise, references to “Articles” and “Sections” are to the Articles or Sections of this Agreement, and references to “Exhibits” and “Schedules” are to the Exhibits and Schedules attached to this Agreement. The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. Any of the terms defined in this Article 1 may, unless the context requires otherwise, be used in the singular or the plural depending on the reference. Wherever used herein, the masculine pronoun will include the feminine and the neuter, as appropriate in the context. With respect to any matter or thing, “including” or “includes” means including but not limited to such matter or thing.
     (b) References to a party’s “knowledge” or any similar phrase means the actual knowledge of such party and such knowledge which could have been obtained if such party had exercised due inquiry. References to “ordinary course of business” or any similar phrase means the ordinary course consistent with normal and customary, past practices and procedures.
ARTICLE II. PURCHASE AND SALE
     Section 2.1 Transfer of Assets. Subject to all of the terms and conditions of this Agreement, at the Closing Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase and accept from Seller, all of Seller’s right, title and interest in and to the following assets owned by Seller on the Closing Date (collectively, the “Assets”):
     (a) all of Seller’s tangible personal property, including the equipment, machinery, furniture, fixtures, leasehold improvements, commercial vehicles and supplies described in Schedule 2.1(a), together with related product warranties, maintenance Contracts and the like;
     (b) all of Seller’s interest in and to all of and only the Contracts identified in Schedule 2.1(c), together with related product warranties, maintenance Contracts and the like (the “Assumed Contracts”);
     (c) all Intellectual Property owned by Seller or Shareholders which is used by or useful to the Business, including those described in Schedule 2.1(d), and the goodwill associated therewith;
     (d) all Internet, intranet and World Wide Web content, sites and pages, and all HTML and other code related thereto;
     (e) all of Seller’s business and operational records relating to the Business, including office and sales records, blueprints, marketing strategies, business plans, studies, inventory lists and records, customer lists (but expressly excluding Seller’s employee records, capital stock records, corporate minute books, bank account records and tax returns);
     (f) to the extent their transfer is permitted by Law, all Governmental Authorizations which are required for the conduct of the Business, and all applications therefore;
     (g) all telephone and facsimile numbers used by the Seller in connection with the Business;
     (h) all claims that Seller may have against any Person relating to or arising out of any Asset or any employee of Seller hired by Buyer; and
     (i) all assets except, all cash in all bank accounts, and accounts receivable including any receivables up to and including close of business February 27, 2006.
     Section 2.2 Excluded Liabilities. It is expressly understood and agreed that Buyer does not assume nor will it be liable for any Liability or Contract of Seller of any kind or nature arising out of or by reason of this or any other transaction or event occurring prior or subsequent to the Closing, unless such Liability or Contract is expressly assumed by Buyer under Section 2.3. Seller will pay or make adequate provision for the payment of all of the Liabilities and Contracts of Seller of every kind and nature not so assumed by Buyer, and Seller and

Shareholders will jointly and severally indemnify Buyer, as provided by Section 6.1, with respect to all Liabilities and Contracts of Seller not assumed by Buyer under Section 2.3.
     Section 2.3 Assumed Liabilities. On the terms and subject to the conditions set forth herein, Buyer will assume and agree to satisfy and discharge or perform when due only the following Liabilities of Seller (and no others) (collectively, the “Assumed Liabilities”): All Liabilities arising under the Assumed Contracts to the extent that the rights and benefits of Seller thereunder are after the Closing Date effectively transferred or assigned to Buyer, or novated for the benefit of Buyer.
     Section 2.4 Purchase Price; Payment. On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Assets is $1,230,000 (the “Purchase Price”) subject to earn out adjustment and other customary credits described below. The Purchase Price will be allocated as set forth in Schedule 2.4. The Purchase Price shall consist of:
     (a) (i) $830,000, to be paid at Closing by the wire transfer of immediately available funds to a bank account designated by Seller; and (ii) such number of shares of the common stock of Buyer with a value equal to $100,000, as determined by using the closing price of Buyer’s common stock on the Nasdaq Capital Market on the last business day prior to the Closing Date and rounding down any fractional share amount (together (i) and (ii) are referred to as the “Closing Consideration”); and
     (b) Additional consideration in cash to be paid and in accordance with the provisions of the Earn Out Agreement (the “Earn Out Consideration”).
     (c) The parties agree that the Purchase Price will be further adjusted upward or downward by preference to certain credits to Seller and Buyer for matters including but not limited to prepaid expenses, utilities, real property lease payments and Work in Process.
ARTICLE III. SELLER’S AND SHAREHOLDERS’REPRESENTATIONS AND WARRANTIES
     Seller and Shareholders hereby jointly and severally represent and warrant to Buyer as follows:
     Section 3.1 Organization, Power and Stock Ownership.
     (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana. Seller has all necessary corporate power and authority to own, use and transfer its properties and assets and to transact the Business as now being conducted. Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary except for those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business or financial condition of Seller. Seller does not have any Subsidiaries.

     (b) Shareholders own, in the aggregate, all of the outstanding shares of capital stock of Seller and there are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments to issue or sell any of the capital stock of Seller, or any securities or obligations convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, any of the capital stock of Seller, and no securities or obligations evidencing such rights are outstanding.
     Section 3.2 Authority; Binding Effect. Seller’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby have all been duly and validly authorized by all necessary corporate action on the part of Seller. Shareholders have full power and authority to execute and deliver this Agreement, to comply with the provisions hereof and to consummate the transactions contemplated hereby. This Agreement is valid and binding upon Seller and Shareholders in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.
     Section 3.3 No Conflict or Approvals.
     (a) Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement by Shareholders or Seller, nor compliance by Shareholders or Seller with any of the provisions hereof, nor the consummation of the transactions contemplated hereby, will: (1) conflict with or result in a breach of any provision of Seller’s Certificate of Incorporation or Bylaws; (2) result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Encumbrance or other instrument or obligation to which Shareholders or Seller is a party or by which they or any of their respective properties or assets may be bound, or (3) violate any order, writ, injunction, decree or Law applicable to Shareholders or Seller or any of their respective properties or assets.
     (b) Except as set forth on Schedule 3.3, no consent, waiver or approval by, notice to or filing with any Person is required in connection with the execution and delivery of this Agreement by Shareholders or Seller, compliance by Shareholders or Seller with any of the provisions hereof or the consummation of the transactions contemplated hereby.
     Section 3.4 No Undisclosed Liabilities. Except as disclosed in the financial statements and except for Liabilities incurred since February 1, 2006, in the ordinary course of business, Seller does not have and its assets and properties are not subject to any Liability. To the knowledge of Shareholders and Seller, there are no facts that could serve as the basis for any material Liability or commitment of Seller not so disclosed.
     Section 3.5 Absence of Certain Changes. Except as disclosed in Schedule 3.5, since December 31, 2005, there has not been any adverse change in the condition (financial or otherwise), assets, Liabilities or Business of Seller, or any damage, destruction or loss, whether or not covered by insurance, adversely affecting its properties or the Business. Except as disclosed in Schedule 3.5, and except for the transactions contemplated by this Agreement, since December 31, 2005, Seller has not:

     (a) created, assumed or permitted to exist any Encumbrance, other than a Permitted Encumbrance, on any of its assets;
     (b) sold, leased or otherwise transferred any of its tangible or intangible assets, or cancelled any of its rights or claims, other than in the ordinary course of business for fair and adequate consideration in money or money’s worth;
     (c) incurred any other Liability outside the ordinary course of business, other than current liabilities in an aggregate amount not exceeding $10,000;
     (d) paid, prepaid or discharged any Liability except as required pursuant to the terms thereof;
     (e) lost, surrendered or had revoked or limited any Governmental Authorization;
     (f) entered into any Contract not in the ordinary course of business, or cancelled, modified adversely, assigned, encumbered or in any way discharged or terminated (other than by performance) any Contract;
     (g) received any notice of termination of or default under any Contract;
     (h) allowed to occur or exist any event of default under any Contract;
     (i) made any loan or advance, acquired any accounts receivable or otherwise extended any credit, except to customers in the ordinary course of business pursuant to established credit policies, or acquired the securities or obligations of any Person;
     (j) made any capital expenditure in excess of $10,000;
     (k) made any material change in the rate of compensation payable or to become payable by Seller to any of their officers, employees or agents or in the formula for determining any such compensation, or entered into or amended in any material respect any Contract providing for compensation or benefits;
     (l) made any commitment (through negotiations or otherwise) or incurred any liability to any labor organization or became aware of any material threat of strike or other interruption of work arising from labor difficulties;
     (m) reduced or failed to carry insurance in at least the respective amounts carried on December 31, 2005;
     (n) experienced any material adverse change in its relationship with any of its suppliers, distributors, dealers or customers;
     (o) experienced any other change in the Business which could have an adverse effect on the future ongoing operations or financial condition of Buyer;

     (p) altered or revised any of its accounting principles, procedures, methods or practices; or
     (q) agreed to do any of the things described in this Section 3.5.
     Section 3.6 Title. With respect to all of the Assets, Seller has and will have at Closing good title, free and clear of all Encumbrances except for Permitted Encumbrances. Seller will effectively transfer such title to all of the Assets to Buyer at Closing.
     Section 3.7 Compliance with Laws. Seller is in compliance with all applicable Laws and, to the knowledge of Seller and Shareholders, there is no basis for any action, suit or proceeding arising out of or in connection therewith. Seller has not received any notice of any violation of any such Law and Seller is not subject to any settlement agreement or consent decree with continuing obligations or restrictions on Seller. Each item comprising the Assets and the current uses thereof conform in all material respects to all Laws and all Governmental Authorizations necessary for Seller to own, use and transfer the Assets have been obtained and are in full force and effect, and will, immediately after the Closing and to the extent transferable, be in full force and effect in the name and/or for the benefit of Buyer.
     Section 3.8 Condition and Sufficiency of Assets. Each tangible item comprising the Assets is in good condition and repair, ordinary wear and tear excepted, and all of the machinery and equipment comprising the Assets has been maintained in accordance with the recommendations of the manufacturers thereof and in accordance with good practice prevailing in the industry. The Assets constitute all material tangible and intangible assets used in or useful to the Business and there are no other assets or items that the Buyer will need after Closing to conduct the Business as the same was conduct on the Closing Date.
     Section 3.9 Intellectual Property. All Intellectual Property used in or useful to the Business is either listed on Schedule 2.1(d) or is the subject of an Assumed Contract and upon Closing Buyer will have rights in such Intellectual Property sufficient to allow it to conduct the Business as it was conducted on the Closing Date. Schedule 3.9 lists all Intellectual Property owned by a third-party that Seller uses in connection with the Business. Except for the Shareholders, no past or present employees, officers, directors or Shareholders of Seller has any rights in any Intellectual Property that has been or is used by or useful to Seller in the Business. Neither Shareholder nor Seller has granted any licenses to any Intellectual Property owned by or licensed to Seller and used in or useful to the Business. Seller is not liable nor has it made any Contract whereby it may become liable to any Person for any royalty or other compensation for the use of any Intellectual Property. None of the rights of Shareholders or Seller in, to or under the Intellectual Property set forth in Schedule 2.1(d) or that is the subject of any Assumed Contract will be adversely affected by the transactions contemplated by this Agreement. Seller has not granted any third-party any rights in any of its Intellectual Property and, to the Shareholders’ and the Seller’s knowledge, no third-party could reasonably claim any rights in or to the same. Seller has not received any notice or claim of infringement of any Intellectual Property owned or used by Seller, and to the knowledge of Shareholders and Seller, there is no basis for any such claim. Seller has the unrestricted right to use its name.

     Section 3.10 Assumed Contracts. Seller has heretofore delivered to Buyer true, correct and complete copies of each of the Assumed Contracts. Each of the Assumed Contracts is valid and binding, in full force and effect and, except for obtaining any consents, waivers or approvals or giving any notice listed in Schedule 3.3, is fully assignable to and assumable by Buyer, so that immediately after the Closing Buyer will be entitled to the full benefits thereof. There has not been under any Assumed Contract any default by Seller or, to the knowledge of Shareholders and Seller, of any other party thereto, nor any event which, after notice or lapse of time, or both, would constitute any such default or result in a right to accelerate against or a loss of rights by Seller. All options to renew or extend the term of any Assumed Contract that is a lease which are exercisable by Seller no later than the date hereof have been duly exercised, and all such options which are exercisable no later than the Closing Date will have been duly exercised.
     Section 3.11 Other Contracts. Seller represents that it is not a party to, or otherwise bound by, any Contract or other instrument that is adverse, or otherwise harmful, to any of the Assets or the Business. There has not been any default by Seller, nor any event which, after notice or lapse of time, or both, would constitute any such default or result in a right to accelerate against or a loss of rights by Seller, in any obligation to be performed by Seller under any Contract or other instrument now in effect relating to the Assets or the Business, nor has Seller waived any right thereunder the effect of which would have an adverse effect on Seller.
     Section 3.12 Legal Proceedings. Except as set forth in Schedule 3.12, there is no legal, equitable, administrative or arbitration action, suit, proceeding or known investigation pending or, to the knowledge of Shareholders or Seller, threatened against or affecting Seller, Shareholders or any of their respective assets which could adversely affect (a) the operations, properties, condition (financial or otherwise) of Seller or the Business, or (b) the business, operations, properties, or condition (financial or otherwise) of Buyer immediately after the Closing, or (c) the ability of Seller or Shareholders to consummate the transactions contemplated hereby. To the knowledge of Shareholders and Seller, there is no basis for any action, suit, proceeding or investigation against Seller of the type contemplated by the immediately preceding sentence. Except as set forth in Schedule 3.12, there is no judgment, decree, injunction, rule, order or award of any Governmental Entity or arbitrator outstanding against Seller. Neither the Shareholders nor Seller is in default with respect to any order, injunction, decree or award of any Governmental Entity or arbitrator.
     Section 3.13 Tax Matters. Seller has: (i) filed on a timely basis or extended all tax returns required to be filed by or in respect of the Business with respect to all taxes; (ii) paid all taxes due for all periods; (iii) paid all other taxes for which a notice of assessment or demand for payment has been received (other than taxes that are being contested in good faith and in accordance with appropriate procedures). Seller has not received any notice of any proposed assessments of taxes against or in respect of the Business, or of any proposed adjustments to any tax returns filed by any of it in respect of the Business and, to the Seller’s and Shareholders’ knowledge, there is no basis for any such assessment or adjustment. No such return or report for any period ending after December 31, 2001 has been examined by any taxing authority, nor has Seller received any notice of the intention of any taxing authority to conduct an examination thereof.

     Section 3.14 Labor Relations and Employment Issues.
     (a) Except as set forth on Schedule 3.14: (a) Seller is not a party to or bound by any collective bargaining or similar agreement; (b) the Business has not experienced any strikes, grievances or claims of unfair labor practice; (c) neither Seller nor Shareholders have knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Business; (d) there has not been, and there is not presently pending or existing or, to the Seller’s and Shareholders’ knowledge, threatened, any strike, work stoppage or organizational activity or other labor dispute against the Seller or its premises; (e) no application for certification of a collective bargaining agent is pending or threatened; (f) there is no lockout of any employees by the Business; (g) without limiting the generality of Section 3.12, no application or complaint has been filed by an employee or union with any Governmental Entity (including the National Labor Relations Board or the Indiana State Department of Labor) and there are no claims currently pending or threatened against Seller alleging the violation of any Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing (collectively, “Employment Laws”), or any other claim whatsoever, whether based in tort, contract or Law, arising out of or relating in any way to a Person’s employment (actual or alleged), application for employment or termination of employment with Seller including any labor arbitration or proceeding in respect of the grievance of any employee, and, to the Seller’s and Shareholders’ knowledge, there is no basis for any such claim; (h) Seller has not been found liable for the payment of taxes, fines, penalties or other amounts, however designated, for failure to comply with any Employment Laws, and, to the Seller’s and Shareholders’ knowledge, there is no basis for any such Liability; and (i) Seller has paid all amounts of compensation due to its employees and former employees and has properly withheld and reported taxes on the same.
     (b) Neither Seller nor Buyer is, nor immediately after the Closing will be, liable for severance pay or any other payment of monies to any employee of Seller as a result of the execution of this Agreement or the parties’ performance of its terms, or for any other reason in any way related to the consummation of the transactions contemplated hereby, including any change of ownership of the Business or any change of the employing entity.
     Section 3.15 Benefit Arrangements.
     (a) Schedule 3.15 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which the Seller, or any ERISA Affiliate, has ever sponsored, maintained, or to which contributions are made, or for which obligations have been incurred, for the benefit of employees of the Seller or an ERISA Affiliate, including, without limitation, (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, and (4) any employment agreement. The plans, agreements and arrangements described in this Section 3.15 are referred to herein as “Benefit Arrangements.”
     (b) None of the Benefit Arrangements is, and neither the Seller nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
     (c) Each Benefit Arrangement (and any related trust agreement) has been administered in accordance with its terms, and the Seller, and each ERISA Affiliate, is in compliance with the applicable provisions of ERISA, the Code and all laws applicable thereto. No event has occurred and no condition exists with respect to any Benefit Arrangement which would give rise to any Liability under the Code or ERISA, including but not limited to Sections 511, 4971, 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980F or 6652 of the Code, Sections 4069, 4203, 4204 or 4205 of ERISA, or to any fine or civil penalty under Section 502 of ERISA. There is no Liability whatsoever with respect to, or in any way related to, any Benefit Arrangement, which the Buyer will assume, or could reasonably be expected to assume (by operation of law or otherwise), as part of the transactions contemplated by this Agreement or otherwise.
     (d) All contributions (including all employer contributions and employee salary reduction contributions) that are or have been due have been paid to each Benefit Arrangement within the time required by law. Neither the Seller nor any ERISA Affiliate has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any Benefit Arrangement.
     (e) The Seller and each ERISA Affiliate has complied in all respects with COBRA with respect to any events occurring prior to and including the Closing Date.
     Section 3.16 Environmental Matters.
     (a) Seller has complied in all material respects with all Environmental Laws, and no claim or investigation has been filed or commenced against Seller or the Business alleging such failure, nor do Seller or the Shareholders know of any valid basis for such a claim.
     (b) Except as set forth in Schedule 3.16, the Seller does not have any Liability (and the Business has not handled, used, stored, recycled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other Person to any Hazardous Substance or hazardous condition, or owned or operated any property or facility in any manner, in each case that could reasonably be expected to form the basis for any present or future claim or investigation giving rise to any such Liability) for damage or remediation to any site, location or body of water (surface or subsurface), or for any illness of or personal injury to any employee or other Person, under any Environmental Law.

     Section 3.17 Service Warranties. All services sold by the Seller on or before the date hereof have been in conformity with written warranties and commitments and express and implied warranties of Seller. As of December 31, 2005, the Seller had no Liability for replacement of such products or other damages in connection therewith, except to the extent of any warranty reserve set forth on the Financial Statements. As of the Closing Date, the Seller will have no Liability for replacement of such products or other damages in connection therewith. No services sold by the Seller is subject to any contractual guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Seller has heretofore made available to Buyer copies of the standard terms and conditions of sale or license used by the Seller, which contain all applicable guaranty, warranty and indemnity provisions.
     Section 3.18 Major Vendors and Customers. Schedule 3.18 lists each supplier of property or services to, and each distributor, reseller or customer of, the Business to whom Seller paid or billed $10,000 or more (in cash, stock, services, debt or other consideration) during 2005 and to whom the Seller projects to pay or bill $10,000 or more in 2006, together with, in each case, the amount paid or billed during such period. No customer, distributor, reseller or supplier has terminated its relationship with Seller within the past twenty-four (24) months and neither the Seller nor the Shareholders has been advised or has reason to believe that any customer, distributor, reseller or supplier will terminate its relationship with the Seller. To Shareholders’ and Seller’s knowledge, the consummation of the transaction contemplated hereby will not result in the loss of any significant customer, potential customer or vendor of the Business.
     Section 3.19 Officers, Directors and Shareholders. Seller is not indebted in any amount whatsoever to, nor is there any business relationship, whether under any Contract or otherwise, between Seller and any Person who is an officer, director or shareholder of Seller, or any of their respective spouses, children or affiliated Persons, other than indebtedness for salaries or bonuses or employment relationships in the ordinary course of business, nor is any of such Persons indebted to Seller in any amount whatsoever. No officer, director or Shareholders of Seller, nor any spouse, child or Person affiliated therewith, has any interest in any competitor, supplier or customer of Seller, except for immaterial interests in publicly held companies.
     Section 3.20 Brokers and Finders. Except for US Business Brokers Inc. and/or First National Business Corporation of Ohio, neither Seller nor Shareholders nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
     Section 3.21 Material Misstatements or Omissions. No representation or warranty of Shareholders or of Seller made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Buyer by or on behalf of Shareholders or Seller pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

ARTICLE IV. BUYER’S REPRESENTATIONS AND WARRANTIES
     Buyer represents and warrants to Seller and to Shareholders as follows:
     Section 4.1 Organization, Standing and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to comply with the provisions hereof and to consummate the transactions contemplated hereby.
     Section 4.2 Authority; Binding Effect. Buyer’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement is valid and binding upon Buyer in accordance with its terms.
     Section 4.3 No Conflict or Approvals.
     (a) Neither the execution and delivery of this Agreement by Buyer, nor compliance by Buyer with any of the provisions hereof, nor the consummation of the transactions contemplated hereby will: (1) conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or Bylaws; (2) result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Encumbrance or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound; or (3) violate any order, writ, injunction, decree or Law applicable to Buyer or any of its properties or assets.
     (b) Except as set forth in Schedule 4.3, no consent, waiver or approval by, notice to or filing with any Person is required in connection with the execution and delivery of this Agreement by Buyer, compliance by Buyer with any of the provisions hereof or the consummation of the transactions contemplated hereby.
     Section 4.4 Legal Proceedings, Etc. There is no legal, equitable, administrative or arbitration action, suit, proceeding or known investigation pending or, to Buyer’s knowledge, threatened against or affecting Buyer or any of its assets which, if adversely determined, would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.
     Section 4.5 Brokers and Finders. Neither Buyer nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
     Section 4.6 Adequate Disclosure.
     Buyer’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports, registration statements, definitive proxy statements and other filings (collectively, the “Buyer SEC Documents”) that have been filed by Buyer with the Securities Exchange Commission (the “Commission”) do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission thereunder. The financial statements of Buyer, including the notes thereto, included in Buyer SEC Documents were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and fairly present in all material respects the consolidated financial condition and operating results of Buyer at the dates and during the periods indicated therein. Since the date of Buyer’s most recently filed Form 10-Q, there has been no material adverse change to Buyer’s condition (financial or otherwise) or results of operations or to Buyer’s ability to perform its obligations under this Agreement.
     Section 4.7 Capitalization. The authorized capital stock of Buyer consists of 30,000,000 shares of Common Stock, $0.50 par value per share. The shares of common stock of Buyer that will be issued as Closing Consideration have been duly authorized and, upon issuance pursuant to this Agreement, will be validly issued, fully paid and non-assessable. Subject to the applicable provisions of Rule 144 and any other provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934, the stockholder shall have the right to liquidate the common stock after (1) year from the closing date.
     Section 4.8 Listing and Maintenance Requirements. Buyer’s common stock is listed on the Nasdaq Capital Market. Buyer is in compliance with the listing and maintenance requirements of Nasdaq, has not received any notice from Nasdaq to the effect that Buyer is not so in compliance, and has no reason to believe Buyer will not remain in compliance hereafter.
     Section 4.9 Material Misstatements or Omissions. No representation or warranty of Buyer made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Shareholders or Seller by or on behalf of Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.
ARTICLE V. CERTAIN PRE-CLOSING AND POST-CLOSING COVENANTS
     Section 5.1 Access. Prior to Closing, Seller will permit Buyer and its representatives to have access, during regular business hours and upon reasonable advance notice, to the books and records of Seller relating to the Assets, Liabilities and operations of the Business, to Seller’s employees and to the locations at which the Business is conducted or at which such books and records are located, subject to reasonable security regulations of Seller. Seller will furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests, and will instruct its employees, counsel, independent accountants and financial advisors to cooperate with Buyer in its investigation of the Business.

     Section 5.2 Conduct of Business. From the date hereof to the Closing Date, Seller and Shareholders will conduct the Business and its operations in the ordinary course and use their respective best efforts to maintain and preserve the Business intact and preserve Seller’s relationships with its customers, distributors, resellers, suppliers, employees and others having business relations with Seller. Without limiting the generality of the foregoing, Seller will not and Shareholders will not allow Seller to:
     (a) create, assume or permit to exist any Encumbrance, other than a Permitted Encumbrance, on any of its assets;
     (b) sell, lease or otherwise transfer any of its assets, or cancel any of its rights or claims, other than in the ordinary course of business for fair and adequate consideration in money or money’s worth;
     (c) sell, assign, license or transfer any Intellectual Property;
     (d) incur any Liability other than current liabilities incurred in the ordinary course of business;
     (e) pay, prepay or discharge any Liability except as required pursuant to the terms thereof;
     (f) lose, surrender or have revoked or limited any Governmental Authorization;
     (g) enter into any Contract not in the ordinary course of business, or cancel, modify, assign, encumber or in any way discharge or terminate (other than by performance) any Contract;
     (h) allow to occur or exist any event of default under any Contract to which it is a party;
     (i) make any loan or advance, acquire any accounts receivable or otherwise extend any credit, except to customers in the ordinary course of business pursuant to established credit policies, or acquire the securities or obligations of any Person;
     (j) make any capital expenditure or any commitment therefor;
     (k) make any material change in the rate of compensation payable or to become payable by Seller to any of its officers, employees or agents or in the formula for determining any such compensation, or enter into or amend in any material respect any Contract providing for compensation or benefits;
     (l) make any commitment (through negotiations or otherwise) or incur any Liability to any labor organization;
     (m) fail to carry insurance in at least the respective amounts set forth in Schedule 3.15;

     (n) alter or revise any of its accounting principles, procedures, methods or practices; or
     (o) agree to do any of the things described in this Section 5.2.
     Section 5.3 Changed Circumstances. Between the date hereof and the Closing, Seller and/or Shareholders will promptly notify Buyer orally and in writing
     (a) if any representation or warranty of Shareholders or Seller made in this Agreement, or any Schedule, document, statement, certificate or other information furnished or to be furnished to Buyer by or on behalf of Shareholders or Seller pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement of facts made therein not misleading; and
     (b) of any change in the Business, results of operations, financial condition, assets, liabilities or prospects of Seller which may be materially adverse, either singly or in the aggregate, to the Assets or to the Business.
     Section 5.4 Notices to and Consents of Third Parties.
     (a) Seller and Shareholders will in a timely fashion give all notices to and make all filings with all Governmental Entities and other Persons required to be given or made by Shareholders or by Seller under any Governmental Authorization, Contract or other instrument or otherwise in connection with the transactions contemplated by this Agreement. Seller will bear and pay the cost of all filing, recordation and similar fees and taxes incurred after the date hereof and payable to Governmental Entities in connection with assignment of the Governmental Authorizations and Assumed Contracts, and any additional fees or charges (howsoever denominated) required by any Persons in connection with the assignment of any Assumed Contract or obtaining any consent, approval, waiver, authorization or novation, including any Approval.
     (b) Notwithstanding anything to the contrary contained in this Agreement to the extent that the assignment or attempted assignment to Buyer of any Assumed Contract would require any consent, approval, waiver, authorization or novation by a Person and such consent, approval, waiver, authorization or novation has not been obtained prior to Closing in a form acceptable to Buyer or with respect to which any attempted assignment would be ineffective or would materially adversely affect the rights of Seller or Buyer thereunder, then this Agreement will not constitute an assignment or attempted assignment thereof, and the same will not be assigned at Closing. If any consent, approval, waiver, authorization or novation, which is necessary for the effective assignment to Buyer of any Assumed Contract, cannot be obtained or made and, as a result, the full benefits of use of such Assumed Contract cannot be provided to Buyer following Closing otherwise in accordance with this Agreement, then Seller will use its best efforts to provide Buyer the economic (taking into account all burdens and benefits, including tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining or making such consent, approval, waiver, authorization or novation, as the case may be, and to permit Buyer to perform Seller’s obligations and enforce Seller’s rights under such Assumed

Contract as if such Assumed Contracts had been sold, conveyed, assigned and delivered to Buyer. Once any such consent, approval, waiver, authorization or novation is obtained or made in a form acceptable to Buyer in its sole discretion, Seller will assign such Assumed Contract to Buyer at no additional cost. Any expenses incurred by Seller, and any reasonable expenses incurred by Buyer, in connection with the arrangements contemplated by this Section 5.4(b) will be borne by Seller.
     Section 5.5 Risk of Loss. Seller will bear all risk of loss, destruction or damage to any of the Assets occurring prior to the Closing, whether due to fire, accident or other casualty, willful act, condemnation, riot, act of God or otherwise, and Buyer will have no responsibility with respect thereto.
     Section 5.6 Taxes on Transaction. All sales or use taxes and all transfer taxes payable by reason of the sale and transfer of any of the Assets hereunder, and any tax due will be paid by Buyer. Each party shall file all tax returns consistent with the allocation of the Purchase Price set forth in Schedule 2.4, and no party shall take any position on audit or in litigation which is inconsistent with such allocation if such position would result in the payment of any additional tax by, or the disallowance of any deduction or credit to, any other party; and
     Section 5.7 Expenses of the Parties. Except as otherwise expressly provided in this Agreement, all expenses involved in the preparation, negotiation, authorization and consummation of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants, will be borne solely by the party who will have incurred the same, and no other party will have any responsibility with respect thereto.
     Section 5.8 Use of Seller’s Names. In furtherance of the purchase and sale of the Assets hereunder, immediately upon the Closing, Seller and Shareholders will assign and transfer to Buyer all rights, if any, in the names “N.W. Calibration Inspection, Inc.,” and any similar names and thereafter will not adopt, use, cause to be used, or approve or sanction the use of such name, or any name so similar as to cause confusion therewith, or any other trade name or assumed name listed in Schedule 2.1(d).
     Section 5.9 Employees of Seller.
     (a) Seller and Buyer acknowledge that Buyer has agreed to offer employment to the Sellers’ employees after the Closing, on terms substantially similar to those on which such employees are currently employed by Seller. Notwithstanding the foregoing, Seller will be responsible for all compensation and benefits (including without limitation, salary, bonus, accrued vacation time and sick pay) accruing prior to the Closing Date. Without limiting the generality of the foregoing, Buyer will not assume any Liability (i) to any of Seller’s employees for sick or vacation pay or other benefits that accrue prior to the Closing Date, (ii) under any Benefit Arrangement of Seller or (iii) under the Worker Adjustment and Retraining Notification Act, including notification requirements to employees and appropriate Governmental Entities.
     (b) Notwithstanding any provision in this Agreement to the contrary, on and after the Closing Date, Seller will comply in all respects with the group health plan continuation coverage requirements of COBRA. Without limiting the generality of the foregoing, Seller will comply with all COBRA requirements that arise as a result of the transactions contemplated hereunder or have arisen prior to the completion of such transactions, including COBRA requirements that could be imposed upon Buyer. Seller will make continuation coverage available to all eligible employees or former employees, and their respective spouses and dependents, of Seller even if Seller ceases to provide group health plan coverage to any employees after the Closing Date.
     Section 5.10 Further Assurances. Each party will cooperate with the others, take such further action, and execute and deliver such further documents, as may be reasonably requested by any other party in order to carry out the terms and purposes of this Agreement. On the request of Buyer, Seller and Shareholders will take such action and deliver to Buyer such powers of attorney and further instruments of assignment, conveyance or transfer and other documents of further assurance as in the opinion of counsel to Buyer may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance and assignment of the Assets and possession thereof to Buyer, its successors and assigns.
     Section 5.11 Tax Returns. Each party will file all tax returns consistent with the allocation of the Purchase Price set forth in Schedule 2.4, and no party will take any position on audit or in litigation which is inconsistent with such allocation if such position would result in the payment of any additional tax by, or the disallowance of any deduction or credit to, any other party.
     Section 5.12 Exclusivity.
     (a) From the date of this Agreement until March 25, 2006 (the “No Shop Period”), or such earlier date as this Agreement is terminated under Section 8.2 hereof:
     (1) Buyer will have the exclusive right to negotiate with Seller with respect to a Purchase Transaction (as hereinafter defined); and
     (2) Seller will and will cause each Affiliate and representative of Seller to: (A) terminate all current discussions and negotiations regarding a Purchase Transaction with any party other than Buyer or Buyer’s Affiliates; and (B) not seek or initiate proposals or offers from, enter into, continue or engage in discussions or negotiations with, or furnish information to any party other than Buyer or Buyer’s Affiliates relating to a Purchase Transaction.
     (b) For purposes of this Section 5.12, “Purchase Transaction” means (i) any direct or indirect acquisition, whether by purchase, merger, consolidation, stock sale (primary or secondary) or any other structure which would result in the sale of any part of Seller’s capital stock, assets or business, in either one or a series of transactions; or (ii) any arrangement whereby effective operating control of Seller’s assets, consolidated business or a substantial portion thereof is granted to another party or any change in the current composition of Seller’s board of directors is effected.
     (c) During the No-Shop Period, Seller will promptly notify Buyer of the existence of any proposal or communication it receives from any person concerning not only a Purchase

Transaction but also any transaction similar to that described in subsection (a) above for any part of Seller’s capital stock, assets or business.
     Section 5.13 Stock Closing Consideration. The Seller and Shareholders acknowledge that the shares of common stock of the Buyer received by them as Closing Consideration shall constitute “restricted securities” within the meaning of Rule 144(a)(3) of the Exchange Act and thus shall be subject to restrictions on transfer and the certificates evidencing such shares shall bear a restricted legend reflecting this restriction. The Seller and Shareholders further acknowledge that they do not possess any registration rights with respect to such shares and Buyer is under no obligation to furnish them with such rights. In view of the “restricted securities” status of such shares, the Seller and Shareholders agree to refrain from transferring such shares, and shall not transfer such shares, in any manner whatsoever, to any other party during the period commencing immediately after such shares are issued on the Closing Date and ending one year from the Closing Date.
ARTICLE VI. INDEMNIFICATION
     Section 6.1 Indemnification by Seller and Shareholders. Seller and Shareholders will be responsible for, and hereby jointly and severally indemnify Buyer and hold it and its officers, directors, shareholders, agents, successors and assigns harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:
     (a) all Liabilities of Seller of every kind and nature whatsoever that are not Assumed Liabilities;
     (b) any failure or breach of any representation or warranty of Seller or Shareholders; and
     (c) any breach or non-fulfillment of any covenant or agreement of Seller or Shareholders made in this Agreement.
     Section 6.2 Indemnification by Buyer. Buyer will be responsible for, and hereby indemnifies Seller and Shareholders and hold them and their officers, directors, shareholders, agents, successors and assigns harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:
     (a) the Assumed Liabilities;
     (b) any failure or breach of any representation or warranty of Buyer; and
     (c) any breach or non-fulfillment of any covenant or agreement of Buyer.

     Section 6.3 Indemnification Procedures.
     (a) If any party or Person who or which is entitled to seek indemnification under Section 6.1 or 6.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any third-party claim against such Indemnified Party with respect to which the Indemnified Party is seeking indemnification from the other party (an “Indemnifying Party”), the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after receipt of such written notice of such third-party claim. Any failure to submit any such notice of claim to the Indemnifying Party will not relieve it of any liability hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure. Such notice by the Indemnified Party will describe the third-party claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any third-party claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.
     (b) If, within ten (10) days after giving notice of a third-party claim to an Indemnifying Party pursuant to Section 6.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such third-party claim as provided in the last sentence of Section 6.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such third-party claim within ten (10) days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any third-party claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a third-party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such third-party claim and, in such event, the maximum liability of the Indemnifying Party as to such third-party claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records, and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any third-party claim that is the subject of a claim for indemnification by an Indemnified Party hereunder.

     (c) Any claim by an Indemnified Party on account of Damages that does not result from a third-party claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of twenty (20) days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 20-day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
     Section 6.4 Limitations.
     (a) Neither the Seller nor the Shareholders will be obligated to pay any monetary amount under Section 6.1(b) until the aggregate amount of Damages for all claims brought thereunder exceeds $10,000 (the “Threshold”), in which case Buyer (or such other party entitled to indemnification hereunder) will be entitled to recover all such Damages. The aggregate liability of Seller and Shareholders for indemnification obligations payable under Section 6.1(b) will not exceed $1,230,000 (the “Cap”). Notwithstanding the foregoing, Seller and Shareholder will be liable for any obligation under Section 6.1(a) and (c) irrespective of the Cap or the Threshold.
     (b) The Buyer will not be obligated to pay any monetary amount under Section 6.2(b) until the aggregate amount of Damages for all claims brought thereunder exceeds the Threshold, in which case the Seller and Shareholders (or such other party entitled to indemnification hereunder) will be entitled to recover all such Damages. The aggregate liability of Buyer for indemnification obligations payable under Section 6.1(b) will not exceed the Cap. Notwithstanding the foregoing, Buyer will be liable for any obligation under Section 6.2(a) and (c) irrespective of the Cap or the Threshold.
     Section 6.5 Right of Setoff. Any claims by Buyer for indemnification under Section 6.1 (a “Buyer Claim”) will be satisfied first by Buyer setting off against any amounts owed under the Earn Out Agreement. Once a claim for indemnification has been made, Buyer will, by giving notice to Seller and Shareholders, withhold amounts owed under the Earn Out Agreement and pay such amounts into escrow with an escrow agent to be mutually agreed upon by Seller and Buyer. Such amounts will be held in escrow pending final adjudication or settlement of the Buyer Claim. The amount to be withheld will equal the indemnification reasonably deemed due under the Buyer Claim. On the date that there is a final adjudication or settlement of the Buyer Claim, if the final adjudication or settlement (the “Settlement Amount”) exceeds the amount escrowed, Buyer will retain the escrowed amount in partial satisfaction of the Buyer Claim, and the retained amount and the amount of any excess will reduce and offset the payments due to Seller under the Earn Out Agreement. In the event that it is determined that the escrowed funds exceed the amount of the Settlement Amount, the Buyer will be entitled to retain the Settlement Amount, which amount will reduce and offset payments due to the Seller under the Earn Out Agreement and the excess escrowed will be promptly paid to Seller, which payment will count as a payment under the Earn Out Agreement.

ARTICLE VII. CONDITIONS TO PARTIES’ OBLIGATIONS
     Section 7.1 Conditions to Buyer’s Obligations. The obligations of Buyer to complete the transactions provided for herein will be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:
     (a) Representations and Warranties: The representations and warranties of Seller and Shareholders contained herein will have been true and correct in all material respects when made, and will be true and correct as of Closing as if made as of Closing (except that representations and warranties that are made as of a specific date need be true and correct only as of such date and except that representations and warranties which are qualified as to materiality shall be true and correct in all respects as made and not subject to a double materiality standard), and Buyer will have received certificates to that effect dated the Closing Date signed by Shareholders and by a duly authorized officer of Seller.
     (b) Pre-Closing Obligations: Seller and Shareholders will have performed all Obligations required to be performed by them hereunder, and Buyer will have received certificates to that effect, dated the Closing Date, signed by a duly authorized officer of Seller and by Shareholders;
     (c) Due Authorization: Seller’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of Seller and Buyer will have received a duly certified copy of all actions taken by Seller’s Board of Directors and by its Shareholders effecting the same;
     (d) Seller’s Consents, Etc.: All notices, filings, consents, waivers and approvals set forth in Section 3.3 or in Schedule 3.3 will have been given, made or obtained, as the case may be, by Seller, and Buyer will have received a true copy of each thereof;
     (e) Buyer’s Consents, Etc.: All notices, filings, consents, waivers and approvals set forth in Section 4.3 or in Schedule 4.3 will have been given, made or obtained, as the case may be, by Buyer;
     (f) No Bar: There will not be in effect any judgment, decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor will there have been any action, suit, proceeding or known investigation instituted or threatened, nor will any law or regulation have been enacted or any action taken thereunder, which would, in Buyer’s reasonable judgment, restrain or prohibit, make illegal, or subject Buyer to material damage as a result of, the consummation of the transactions contemplated hereby;
     (g) Further Closing Documents: Seller will have delivered to Buyer the following documents and instruments in form reasonably satisfactory to counsel to Buyer:
     (1) A certificate of the Indiana Department of State attesting to the good standing of Seller in such jurisdiction as of a date reasonably proximate to the Closing Date;

     (2) Bills of sale, instruments of assignment and other instruments of transfer and conveyance, each duly executed by Seller, transferring to Buyer title to each item comprising the Assets;
     (3) An estoppel certificate duly executed by the lessor of each lease, stating that as of the Closing Date, the applicable Seller is not in default under such lease;
     (4) A personal property search made by a search agency acceptable to Buyer stating to the effect that as of the Closing Date there are no Encumbrances or judgments of record against Seller or any of its property, except for Permitted Encumbrances;
     (5) The Earn Out Agreement, duly executed by Newman Maurer and Walt Maurer;
     (6) A Non-Disclosure, Non-Solicitation and Non-Competition Agreement, in the form attached hereto as Exhibit B, duly executed by Newman Maurer; and
     (7) A Non-Disclosure, Non-Solicitation and Non-Competition Agreement, in the form attached hereto as Exhibit B, duly executed by Walt Maurer;
     (h) Possession: Seller will have delivered to Buyer actual possession of the Assets;
     (i) Due Diligence Review. Buyer will have conducted a satisfactory due diligence review of the Assets, Assumed Liabilities and other business operations of the Seller.
     (j) Employment. All Employees of Seller shall have accepted Buyer’s offer of employment on terms acceptable to Buyer.
     Section 7.2 Conditions to Seller’s Obligations. The obligations of Seller to complete the transactions provided for herein will be subject, at its election, to satisfaction on or before the Closing Date of each of the following conditions:
     (a) Representations And Warranties: The representations and warranties of Buyer contained herein will have been true and correct in all material respects when made, and will be true and correct as of Closing as if made as of Closing (except that representations and warranties that are made as of a specific date need be true and correct only as of such date and except that representations and warranties which are qualified as to materiality will be true and correct in all respects as made and not subject to a double materiality standard), and Seller will have received a certificate to such effect dated the Closing Date signed by a duly authorized officer of Buyer.
     (b) Pre-Closing Obligations: Buyer will have performed all obligations required to be performed by it hereunder, and Seller will have received certificates or other documents to that effect, dated the Closing Date, signed by the chief operating officer of Buyer;
     (c) Due Authorization: Buyer’s execution and delivery of this Agreement, its compliance with the provisions hereof and the consummation of all of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Seller will have received a duly certified copy of all actions taken by Buyer’s Board of Directors effecting the same;
     (d) Seller’s Consents, Etc.: All notices, filings, consents, waivers and approvals set forth in Section 3.3 or in Schedule 3.3 will have been given, made or obtained, as the case may be, by Seller;
     (e) Buyer’s Consents, Etc.: All notices, filings, consents (including the consent of Buyer’s lender), waivers and approvals set forth in Section 4.3 or in Schedule 4.3 will have been given, made or obtained, as the case may be, by Buyer, and Seller will have received a true copy of each thereof;
     (f) No Bar: There will not be in effect any judgment, decree or order of, or position taken by, any court or administrative body of competent jurisdiction, nor will there have been any action, suit, proceeding or known investigation instituted or threatened, nor will any law or regulation have been enacted or any action taken thereunder, which would, in Seller’s reasonable judgment, restrain or prohibit, make illegal, or subject Seller to material damage as a result of, the consummation of the transactions contemplated hereby;
     (g) Further Closing Documents: Buyer will have delivered to Seller the following documents and instruments:
     (1) A certificate of the Ohio Department of State attesting to the good standing of Buyer in such jurisdiction as of a date reasonably proximate to the Closing Date;
     (2) The amount provided by Sections 2.4(a)(i) in immediately available funds;
     (3) A stock certificate or stock certificates for that number of shares of the Buyer’s common stock, as determined in accordance with Sections 2.4(a)(ii); and
     (4) The Earn Out Agreement, duly executed by Buyer.
     (h) Other Matters: Seller will have received such other instruments and documents as will have been reasonably requested by counsel to Seller and Shareholders on or before the Closing Date.
ARTICLE VIII. CLOSING
     Section 8.1 Closing. The Closing will take place at the offices of Harter, Secrest & Emery LLP, 1600 Bausch & Lomb Place, Rochester, New York at 11:00 a.m., local time, on March 25, 2006, or at such other time and place as the parties may agree (the “Closing Date”).
     Section 8.2 Failure to Close; Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:
     (a) By the mutual consent of the Buyer and Seller; or

     (b) By Buyer, upon notice to Seller, if Buyer is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding Seller.
     (c) By Buyer, upon notice to Seller, if events occur which, without any breach by Buyer of its obligations hereunder, render impossible compliance with one or more of the conditions set forth in Section 7.1 (and such compliance is not waived by Buyer); or
     (d) By Seller, upon notice to Buyer, if events occur which, without any breach by Seller or by Shareholders of their respective obligations hereunder, render impossible compliance with one or more of the conditions set forth in Section 7.2 (and such compliance is not waived by Seller); or
     (e) By Buyer, upon notice to Seller, if there will occur any loss, destruction or damage to any of the Assets, as contemplated by Section 5.5 and the aggregate amount thereof will exceed $50,000 or otherwise have a material adverse effect on the Business; or
     (f) By Buyer or by Seller, upon notice to the other, at any time after March 25, 2006.
In the event of any termination as provided by this Section 8.2, this Agreement will thereupon become void and of no effect, without any liability on the part of any party.
ARTICLE IX. GENERAL PROVISIONS
     Section 9.1 Survival of Representations and Warranties. Except with respect to fraudulent misrepresentations which will survive without limitation, and except for the representations and warranties contained in Sections 3.6 (Title), 3.9 (Intellectual Property), 3.13 (Tax Matters), 3.15 (Benefit Arrangements), 3.16 (Environmental Matters), all of which will survive for the applicable statute of limitations or six (6) years, whichever is shorter, the several representations and warranties of the parties herein contained will survive the Closing Date for twenty-four (24) months. In the event that an Indemnified Party provides written notice within the applicable period set forth in the preceding sentences of this Section 9.1, and such claim is not finally resolved before the expiration of the applicable period, any representation or warranty that is the basis for such claim (or, in the case of a class action or a series of claims arising out of common facts and circumstances as such claim, all such related claims) shall continue to survive and shall remain a basis for indemnity as to such claim and related claims until such claim is finally resolved.
     Section 9.2 Amendment and Waiver. Only a writing executed by each of the parties hereto may amend this Agreement. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.
     Section 9.3 Assignment. No party will assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto and any attempted assignment will be null and void; provided, however, that without such consent, but upon notice to Seller, Buyer may assign all of its rights and obligations hereunder to any subsidiary of Buyer so designated by Buyer, it being agreed that such assignment will not relieve Buyer from its obligations hereunder.
     Section 9.4 Notices, Etc. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder will be in writing and will be sent either by registered or certified first-class mail, postage prepaid and return receipt requested, or by e-mail or Facsimile, addressed as follows:

If to Buyer:	Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
Attention: Charles P. Hadeed, COO,
Vice President of Finance & CFO
Facsimile: (585) 352- 7788

With a copy to:	Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: James M. Jenkins, Esq.
Facsimile: (585) 232-2152

If to Seller (before Closing):	N.W. Calibration Inspection, Inc.
3819 Superior Ridge Road
Fort Wayne, Indiana 46808
Attention: Newman Maurer, President
Email: newman_m@nwci-inc.com

If to Shareholders:	Newman Maurer
1728 East 800 South
Columbia City, Indiana 46725

Walt Maurer
10009 West Palo Verde Drive
Fort Wayne, Indiana 46825
Each such notice and other communication given by mail will be deemed to have been given three (3) days after it is deposited in the United States mail in the manner specified herein, and each such notice and other communication given by e-mail or Facsimile will be deemed to have been given when it is so transmitted and the appropriate answerback is received. Any party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 9.4.

     Section 9.5 Binding Effect. Subject to the provisions of Section 9.3, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. This Agreement creates no rights of any nature in any Person not a party hereto.
     Section 9.6 Schedules, Exhibits, Etc.
     Each Schedule, Exhibit (when and as executed), certificate provided hereunder and written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth on any Schedule, certification or written disclosure constitutes a representation and warranty of the party providing the same, and not the mutual agreement of the parties as to the facts therein stated. The contents of the Schedules will not vary, change or alter the language or substance of the representations and warranties contained in this Agreement. Each Schedule is annexed hereto on the date hereof and, if Buyer consents, will be updated as necessary or amended on or before the Closing Date. Unless otherwise specifically noted herein, all Schedules will be deemed the sole responsibility, obligation, disclosure and work-product of Seller.
     Section 9.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws rules.
     Section 9.8 Effect of Agreement. This Agreement sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.
     Section 9.9 Headings; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     Section 9.10 Facsimiles. The parties agree that facsimile copies of signatures will be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

Buyer:

Transcat, Inc.

/s/ Charles P. Hadeed

Charles P. Hadeed
COO, Vice President of Finance & CFO

Seller:

N.W. Calibration Inspection, Inc.

/s/ Newman Maurer

Newman Maurer, President

Shareholders:

/s/ Newman Maurer

Newman Maurer, Shareholder

/s/ Walt Maurer

Walt Maurer, Shareholder

TABLE OF
EXHIBITS & SCHEDULES

Exhibits

Exhibit A	Form of Earn Out Agreement

Exhibit B	Form of Non-Disclosure, Non-Solicitation and Non-Competition Agreement

*Omitted Schedules

Schedule 2.1(a)	Tangible Personal Property

Schedule 2.1(c)	Contracts

Schedule 2.1(d)	Intellectual Property

Schedule 2.4	Purchase Price Allocation

Schedule 3.3	Conflicts and Approvals (Seller)

Schedule 3.5	Absence of Certain Changes

Schedule 3.9	Third-Party Intellectual Property

Schedule 3.12	Legal Proceedings

Schedule 3.14a	Labor Relations and Employment Issues

Schedule 3.15	Benefits Arrangements

Schedule 3.16	Environmental Matters

Schedule 3.18	Major Vendors and Customers

Schedule 4.3	Conflicts and Approvals (Buyer)

*	Transcat, Inc. will furnish supplementally a copy of any omitted schedule to the Commission upon request.

Exhibit A
EARN OUT AGREEMENT
     THIS AGREEMENT, dated February 28, 2006 is made by and among Transcat, Inc., an Ohio corporation (“Company”), and Newman Maurer and Walt Maurer, Shareholders of N.W. Calibration Inspection, Inc. (together, the “Stockholders”).
     WHEREAS, Stockholders own all of the outstanding shares of capital stock of N.W. Calibration Inspection, Inc., an Indiana corporation (“N.W. Calibration”), which is engaged in the business of providing calibration and inspection services (the “Business”);
     WHEREAS, simultaneously with the execution of this Agreement, Company is purchasing substantially all of the assets of N.W. Calibration Inspection, Inc. on the terms and subject to the conditions set forth in that certain asset purchase agreement of even date herewith among Company, N.W. Calibration Inspection, Inc. and Stockholders (the “Purchase Agreement”);
     WHEREAS, the Purchase Agreement provides that the Stockholders shall be eligible to receive certain additional, performance-based payments in the future if certain conditions are satisfied (the “Earn Out Consideration”).
     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE I. EARN OUT CONSIDERATION
     Section 1.1 Generally. On the terms and subject to the conditions set forth in this Agreement, the Stockholders shall be eligible to receive the Earn Out Consideration. The Earn Out Consideration shall consist of two cash payments. The first of these payments shall be for and measured against the performance of the Business during the fiscal year of Company commencing on March 26, 2006 and ending on March 31, 2007 (“Fiscal Year 2007”), and it shall be known as the “Fiscal Year 2007 Payment.” The second of these payments shall be for and measured against the performance of the Business during the fiscal year of Company commencing on April 1, 2007 and ending on March 29, 2008 (“Fiscal Year 2008”), and it shall be known as the “Fiscal Year 2008 Payment.” Each payment is intended to be separate from and independent of the other payment. Thus, Stockholders need not receive the fiscal year 2007 Payment in order to be eligible to receive the fiscal year 2008 Payment (and vice versa). The maximum aggregate amount of the Earn Out Consideration shall be $300,000, with each payment consisting of a maximum of $150,000. The precise amount of each payment shall be determined in accordance with Section 1.4 hereof, and no Payment shall be made unless the associated conditions to payment are satisfied in accordance with Sections 1.2 and 1.3 hereof.
     Section 1.2 Revenue Conditions to Payment.
     (a) Company shall pay to the Stockholders the Fiscal Year 2007 Payment if, and only if, the Business, on a stand-alone basis, as operated by Company (or an affiliate thereof), shall have total Gross Revenue as defined in attached Schedule 1.2 of at least $1,080,000 for Fiscal Year 2007.

     (b) Company shall pay to the Stockholders the Fiscal Year 2008 Payment if, and only if, the Business, on a stand-alone basis, as operated by Company (or an affiliate thereof), shall have total Gross Revenue of at least $1,200,000 for Fiscal Year 2008.
     (c) If the Stockholders can reasonably demonstrate that the efforts of the Stockholders increase the Gross Revenues of Company in areas beyond the Business, the Company will give Stockholders credit for such increases when determining whether the minimum thresholds for the above revenue conditions have been satisfied.
     Section 1.3 Employment Conditions to Payment.
     (a) Company shall pay to Stockholders the Fiscal Year 2007 Payment if, and only if, Company (or an affiliate thereof) employs both Stockholders, on a fulltime basis on the date of payment for the Fiscal Year 2007 payment, as determined in accordance with Section 1.5 hereof.
     (b) Company shall pay to Stockholders the Fiscal Year 2008 Payment if, and only if, Company (or an affiliate thereof) employs both Stockholders, on a fulltime basis at the end of Fiscal Year 2008, as determined in accordance with Section 1.5 hereof.
     (c) Notwithstanding the foregoing, if the employment conditions in Section 1.3(a) or (b) fail because the employment of either or both of the Stockholders is terminated by Company without Cause (as hereinafter defined), then such employment conditions shall be deemed satisfied for the purposes of determining whether the Earn Out Consideration shall be paid.
     (d) For the purposes of this Agreement, “Cause” means:
     (1) A Stockholder is insubordinate or fails to perform the specific directives of Company’s president that continues for a period of at least 5 calendar days following delivery to the Stockholder of a written notification from Company’s president informing the Stockholder of the duties and/or directives that the Stockholder has failed to perform; or
     (2) A Stockholders failure to follow a lawful business related written directive of Company’s president; or
     (3) A Stockholders material violation of any material rule, regulation, or policy that may be established from time to time for the conduct of Company’s business; or
     (4) A Stockholders unlawful possession, use, sale or distribution of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in the Stockholder’s system; or
     (5) Any willful act or omission by a Stockholder in the scope of his employment by Company which (A) results in the assessment of a civil or criminal penalty against the Stockholder or Company, or (B) in the reasonable judgment of Company’s Board of Directors could result in a material violation of any foreign or United States federal, State, or local law or regulation having of the force of law; or

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     (6) A Stockholders conviction of, or plea of guilty or no contest to, any felony; or
     (7) Any misrepresentation of a material fact to, or concealment of a material fact from, Company’s president, board of directors or any other person or entity to whom a Stockholder has a reporting relationship in any capacity; or
     (8) A Stockholders breach of any provision of this Agreement, the Purchase Agreement or the Non-Disclosure, Non-Solicitation and Non-Competition Agreement entered into by each Stockholder in connection with the closing of the transactions contemplated by the Purchase Agreement.
     Notwithstanding the foregoing, the Stockholder shall receive the Earn Out Consideration in the event (i) the Stockholder is deemed permanently disabled by a physician that is agreed upon by both parties or (ii) in the event of a Stockholders death (in which case Stockholders designated beneficiary shall be entitled to such Payment). In both (i) and (ii) above, either Stockholder (or Stockholders designated beneficiary) shall be entitled to his proportionate share of the Earn Out Consideration until the date of disability (as determined by the physician agreed upon by both parties) or the date of his death.
     In addition, under no circumstances will the Company require Stockholders to permanently relocate in order to provide services under this Agreement.
     Section 1.4 Calculation of Payment Amounts.
     (a) The amount of the Fiscal Year 2007 Payment shall be determined as follows:
     (1) If the Business, on a stand-alone basis, as operated by Company (or an affiliate thereof), shall have total Gross Revenue in excess of $1,080,000 for Fiscal Year 2007, then the amount of the Fiscal Year 2007 Payment shall be $50,000; or
     (2) If the Business, on a stand-alone basis, as operated by Company (or an affiliate thereof), shall have total Gross Revenue that is greater than $1,200,000, then the amount of the Fiscal Year 2007 Payment shall be an amount equal to $100,000.
     (3) If the Business, on a stand-alone basis, as operated by Company (or an affiliate thereof), shall have total Gross Revenue that is greater than $1,300,000, then the amount of the Fiscal Year 2007 Payment shall be an amount equal to $150,000.
          The foregoing calculations shall be performed on an equitable pro rata basis for total Gross Revenue between (i) $1,080,000 and $1,200,000 and (ii) $1,200,000 and $1,300,000, respectively. In no event shall the amount of Fiscal year 2007 Payment exceed $150,000.
     (b) The amount of the Fiscal Year 2008 Payment shall be determined as follows:
     (1) If the Business, on a stand-alone basis, as operated by Company (or an affiliate thereof), shall have total Gross Revenue of $1,200,000 for Fiscal Year 2008, then the amount of the Fiscal Year 2008 Payment shall be $50,000; or

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     (2) If the Business, on a stand-alone basis, as operated by Company (or an affiliate thereof), shall have total Gross Revenue that is greater than $1,200,000, then the amount of the Fiscal Year 2008 Payment shall be an amount equal to (i) $50,000 plus (ii) 50% of the amount by which total Gross Revenue exceeds $1,200,000; provided, however, in no event shall the amount of the Fiscal Year 2008 Payment exceed $150,000.
     Section 1.5 Payment Procedures.
     (a) If earned, Company shall (1) pay the fiscal year 2007 Payment to N.W. Calibration Inspection, Inc. (the Corporation) within 21 calendar days of the end of fiscal year 2007 and (2) pay the fiscal year 2008 Payment to Corporation within 21 calendar days of the end of fiscal year 2008. When payments are due hereunder, in each case Company shall make the payment to the Corporation by issuing a check in the payment amount. If any payment date hereunder falls on a day that is a Saturday, Sunday or holiday on which Company is closed, such payment shall be due on the next day on which Company is open for business.
     (b) If Company determines that either the Fiscal Year 2007 Payment or the Fiscal Year 2008 Payment has not been earned because the applicable revenue condition has not been satisfied, within 10 business days of such determination, Company shall provide Stockholders with a notice of such determination in accordance with Section 3.3 of this Agreement, which notice shall provide comprehensive detail to support Company’s determination. Stockholders shall have the right to audit relevant books and records of Company, as maintained by Company during the relevant period or periods, to verify the accuracy of Company’s determination. Such audit rights shall be subject to reasonable time, place and manner restrictions imposed by Company. If Stockholders deliver a written notice (the “Disputed Earn Out Notice”) to Company, stating that Stockholders object to Company’s determination that the revenue conditions have not been satisfied and explaining in reasonable detail the basis for such objection, Stockholders and Company will attempt to resolve and finally determine and agree upon whether the revenue conditions have been satisfied. If Company and Stockholders are unable to so agree within 45 days after delivery of the Disputed Earn Out Notice, the Company’s independent accounting firm will make a determination as to whether the revenue conditions have been satisfied within 90 days after the Company’s independent accounting firm is so engaged and will be final and binding on the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party the position of which did not prevail in such determination.
ARTICLE II ADDITIONAL COVENANTS
     Section 1.6 Best Efforts. In consideration of the opportunity pursuant to this Agreement to earn the Earn Out Consideration, Stockholders agree to use their best efforts to promote the interests of the Business for as long as Company employs them.
     Section 1.7 Employment Status. The Stockholders acknowledge and agree that they are employees-at-will of Company and nothing in this Agreement or any other agreement guarantees them employment with Company for any period of time or at all.

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     Section 1.8 Right of Setoff. The Stockholders acknowledge and agree that any and all amounts owed to them pursuant to this Agreement shall be subject to the right of setoff in favor of Company contained in the Purchase Agreement.
ARTICLE II. GENERAL PROVISIONS
     Section 2.1 Amendment and Waiver. Only a writing executed by each of the parties hereto may amend this Agreement. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.
     Section 2.2 Assignment. No party will assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto and any attempted assignment will be null and void; provided, however, that without such consent, but upon notice to Stockholders, Company may assign all of its rights and obligations hereunder to any subsidiary of Company so designated by Company, it being agreed that such assignment will not relieve Company from its obligations hereunder.
     Section 2.3 Notices, Etc. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder will be in writing and will be sent either by registered or certified first-class mail, postage prepaid and return receipt requested, or by e-mail or Facsimile, addressed as follows:

If to Company:	Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
Attention: Charles P. Hadeed, COO, Vice President of
Finance and CFO
Facsimile: (585) 352-7788

With a copy to:	Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: James M. Jenkins, Esq.
Facsimile: (585) 232-2152

If to Stockholders:	Newman Maurer
1728 East 800 South
Columbia City, Indiana 46725

Walt Maurer
10009 West Palo Verde Drive
Fort Wayne, Indiana 46825

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     Each such notice and other communication given by mail will be deemed to have been given three (3) days after it is deposited in the United States mail in the manner specified herein, and each such notice and other communication given by e-mail or Facsimile will be deemed to have been given when it is so transmitted and the appropriate answerback is received. Any party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 3.3.
     Section 2.4 Binding Effect. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. This Agreement creates no rights of any nature in any Person not a party hereto.
     Section 2.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws rules.
     Section 2.6 Effect of Agreement. This Agreement sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.
     Section 2.7 Headings; Counterparts. The headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     Section 2.8 Facsimiles. The parties agree that facsimile copies of signatures will be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.
[THE SIGNATURES OF THE PARTIES APPEAR ON THE NEXT PAGE.]

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

Company:

Transcat, Inc.

Charles P. Hadeed
COO, Vice President of Finance & CFO

Stockholders:

Newman Maurer, Shareholder

Walt Maurer, Shareholder

7

TABLE OF
EXHIBITS & SCHEDULES

Schedules
Schedule 1.2	Gross Revenue

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Schedule 1.2
Gross Revenue
Gross Revenues will be calculated based on all items that are quoted and invoiced through the Fort Wayne Lab and any projects that Newman and Walt Maurer are involved with, in any other Transcat locations, including but not limited to the areas listed below.
•	Dimensional Inspection, contract CMM work, White Light Camera work, and Reverse Engineering.

•	All Calibrations performed at Fort Wayne Lab, Onsite Customer calibration and Outsourced Calibrations.

•	Repairs internal and outsourced.

•	Distribution and manufacturing.

•	Training and consulting.
The Company will provide to Stockholders a quarterly report of Gross Revenue.
If the Stockholders can reasonably demonstrate that the efforts of the Stockholders increase the Gross Revenues of Company in areas beyond the Business, the Company will give Stockholders credit for such increases when determining whether the minimum thresholds for the above revenue conditions have been satisfied.

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Exhibit B
NON-COMPETITION, NON-SOLICITATION
& NON-DISCLOSURE AGREEMENT
     THIS AGREEMENT, dated February 28, 2006 is made by and between Transcat, Inc., an Ohio corporation (collectively, “Company”), and                                         (“Employee”).
     WHEREAS, simultaneously with the execution of this Agreement, Company is purchasing the fixed and intangible assets (including goodwill) of N.W. Calibration Inspection, Inc., an Indiana corporation, on the terms and subject to the conditions set forth in that certain asset purchase agreement of the same date herewith among Company, N.W. Calibration Inspection, Inc.,                                         , and the Employee (the “Purchase Agreement”);
     WHEREAS, Company and Employee are entering into this Agreement in connection with the transactions contemplated by the Purchase Agreement;
     WHEREAS, during the course of Employee’s employment with Company, Company will expend significant time, money, and effort to develop and maintain substantial expertise, personnel, business, goodwill and relationships with customers and potential customers, including providing Employee with considerable resources to develop, maintain and expand such goodwill and relationships on behalf of Company;
     WHEREAS, during the course of Employee’s employment with Company, Employee will acquire confidential knowledge and other information regarding various aspects of Company’s business, including without limitation Company’s accounts, customers, business methods, procedures, trade secrets and development methods.
     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE I. NON-DISCLOSURE;OWNERSHIP OF
DISCOVERIES AND INVENTIONS; PROPERTY.
     Section 1.1 Confidentiality and Non-Disclosure. Employee agrees that he will not, at any time during or after his employment by Company, without the prior written authorization of Company, disclose to any person: any designs or technical information; any financial reports, analysis, or information; any product, marketing, or sales plans; or any know-how or matters of confidential nature relating to Company or its business as long as they remain of a secret or confidential nature. It is expressly understood that the provision of this paragraph shall include any information received by Company from a third party that Company has agreed to treat as confidential information. It is further expressly understood that the provisions of this paragraph shall not include any information that is publicly known or is generic information or information known to a person reasonably skilled in Employee’s profession or trade.
     Section 1.2 Ownership of Discoveries and Inventions.
     (a) Employee agrees that all inventions, discoveries, and improvements made during the term of Employee’s employment with Company, whether or not patentable, which: (1) used equipment, supplies, facilities, or trade secrets of Company; or (2) used time for which

Employee was compensated by Company, shall be the sole property of Company and that Company shall be the sole owner of all patents and other rights in connection therewith. Employee hereby assigns to Company any rights Employee has or may acquire in any such invention, discoveries, or improvements. Employee agrees to assist Company in taking such steps as are reasonably necessary to perfect Company’s ownership rights.
     (b) Employee agrees to assist Company, at Company’s expense, to obtain and potentially enforce patents on any inventions, discoveries, and improvements as described in this paragraph. Employee further agrees that this obligation shall continue beyond the termination of employment, but Company shall compensate Employee at a reasonable rate for such assistance.
     (c) Employee acknowledges that any assertion by Employee that an invention, discovery, or improvement made by Employee during his employment at Company should be exempt from the provisions of this paragraph shall be supported with substantial documentation showing that: (1) no equipment, supplies, facilities, or trade secrets of Company; and (2) that no time for which Employee was compensated by Company was used in the development of the invention, discovery, or improvement.
     Section 1.3 Company Property. All records, files, disks, data, employee information, drawings, documents, models, equipment used in the businesses of Company, which Employee will use, prepare or come in contact with during his employment by Company shall be and remain the sole property of Company. The Employee shall take appropriate steps to safeguard such property and protect it against disclosure, misuse, espionage, loss and theft. The Employee agrees that any Company property that he has in his possession, and all copies thereof, will be returned to Company immediately upon the termination of his employment with Company. If requested by Company, Employee shall provide Company with written confirmation that all such materials have been delivered to Company.
ARTICLE II. NON-COMPETITION; NON-SOLICITATION
     Section 2.1 Non-Competition. In consideration of the various covenants and obligations of Company in the Purchase Agreement, during the Restrictive Period (as defined below) Employee shall not (either directly or indirectly as an employee, partner, officer, consultant, shareholder or otherwise of any corporation, governmental body, individual, partnership, limited liability company, trust or other entity) own, manage, control, participate in, or in any manner engage in any business activity within 200 miles of Fort Wayne, Indiana that is the same as, substantially similar to or otherwise competitive with the business conducted by Company (a) during the term of this Agreement or (b) as of the termination of Employee’s employment with Company. The Employee understands and agrees that, in view of Company’s substantial investment in its business and the consideration received by Employee pursuant to the Purchase Agreement, the foregoing limitation is reasonable and necessary. Nothing herein shall prohibit Employee from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation. For purposes of this Agreement, the term “Restrictive Period” shall mean the period of time commencing on the date of this Agreement and continuing until the 5th anniversary of the last day of Employee’s employment with Company.

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     Section 2.2 Non-Solicitation. The Employee agrees that during the Restrictive Period he will not:
     (a) Solicit or in any manner encourage, either directly or indirectly, any employee or consultant of Company to leave Company for any reason; nor will he interfere in any other manner with the employment or business relationships at the time existing between Company and its current employees or consultants; or
     (b) Following the termination of his employment with Company, hire, directly or through another entity, any person who was an employee of Company at any time; or
     (c) Induce or attempt to induce any customer of Company to cease doing business with Company or in any way interfere with the existing business relationship between any customer and Company; or
     (d) Induce or attempt to induce any supplier, distributor, licensee or other business affiliate of Company to cease doing business with Company or in any way interfere with the existing business relationship between supplier, distributor, licensee or other business affiliate and Company.
ARTICLE III. REPRESENTATIONS; REMEDIES
     Section 3.1 Representations. The Employee represents and warrants that (a) he is free to enter this Agreement and (b) has no pre-existing agreement with any other entity that would prevent him from entering and performing the duties under this Agreement with Company.
     Section 3.2 Remedies. The Employee acknowledges that the duration of the Restrictive Period and the geographical area of the imposed restrictions are fair and reasonable and are reasonably required for the protection of Company’s business interests, including its goodwill. The Employee (a) acknowledges that his failure to comply with any requirement of Articles I and II of this Agreement will cause Company irreparable harm and that a remedy at law for such a failure would be an inadequate remedy; and (b) consents to Company’s obtaining, from a court having jurisdiction, specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to, and not in lieu of, any other remedy to which Company is entitled under applicable law (including, but not limited to, monetary damages). If any court of competent jurisdiction shall at any time deem the terms of this Agreement or any particular provision set forth in Articles I and II too lengthy or the territory too extensive, the other provisions of this Agreement shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or territory to the permissible duration or size, and Employee shall be bound by such reformed terms.

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ARTICLE IV. GENERAL PROVISIONS
     Section 4.1 Amendment and Waiver. Only a writing executed by each of the parties hereto may amend this Agreement. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.
     Section 4.2 Assignment. Employee shall not assign or attempt to assign any of his rights or obligations under this Agreement without the prior written consent of Company and any attempted assignment in contravention hereof shall be null and void.
     Section 4.3 Notices, Etc. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder will be in writing and will be sent either by registered or certified first-class mail, postage prepaid and return receipt requested, or by e-mail, facsimile, addressed as follows:

If to Company:	Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
Attention: Charles P. Hadeed, COO, Vice President of
Finance & CFO
Facsimile: (585) 352-7788

With a copy to:	Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: James M. Jenkins, Esq.
Facsimile: (585) 232-2152

If to Employee:
     Each such notice and other communication given by mail will be deemed to have been given 3 days after it is deposited in the United States mail in the manner specified herein, and each such notice and other communication given by e-mail or facsimile will be deemed to have been given when it is so transmitted and the appropriate answerback is received. Any party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 4.3.
     Section 4.4 Binding Effect. Subject to the provisions of Section 4.2, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. This Agreement creates no rights of any nature in any Person not a party hereto.

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     Section 4.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws rules.
     Section 4.6 Effect of Agreement. This Agreement sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.
     Section 4.7 Headings; Counterparts. The headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     Section 4.8 Facsimiles. The parties agree that facsimile copies of signatures will be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.
     Section 4.9 Affiliates. References in this Agreement to “Company” shall be construed to refer to not only to Transcat, Inc. but also to its “affiliates,” as such term is defined by Rule 144(a)(1) under the Securities Act of 1933, as amended, where such construction would broaden the application of a provision of this Agreement for the benefit of Company.
     Section 4.10 Employment Status. The Employee acknowledges and agrees that he is an employee-at-will of Company and nothing in this Agreement or any other agreement guarantees him employment with Company for any period of time or at all.
[THE SIGNATURES OF THE PARTIES APPEAR ON THE NEXT PAGE.]

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

Company:

Transcat, Inc.

Charles P. Hadeed, COO, Vice President of Finance & CFO

Employee:

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